Exhibit 99

March 22, 2002

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C.  20549

Dear Sirs:

We have received a letter dated March 21, 2002 from our auditors, Arthur Andersen LLP (“AA”), containing certain representations concerning AA’s ability to comply with professional standards including their quality control system for the U.S. accounting auditing practice, appropriate continuity of AA personnel working on the audit and availability of national office consultation.

/s/ SHERMAN MCKINNISS
Sherman McKinniss
Chairman of the Board

/s/ ROBERT E. GAWLIK
Robert E. Gawlik
President/CEO

/s/ DOUGLAS W. RUSSELL
Douglas W. Russell
Chief Financial Officer